June 2, 2016

PARTIAL LOAN REPAYMENT AND COLLATERAL RELEASE AGREEMENT

Reference is made to that certain Loan Agreement dated as of October 11, 2013 (as heretofore amended or modified, the “Margin Loan Agreement”) among ASAC II LP, a Cayman Islands exempted limited partnership (“Borrower”), ASAC II LLC, a Delaware limited liability company (“General Partner”), JPMorgan Chase Bank, N.A., London Branch and each other lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), JPMorgan Chase Bank, N.A., London Branch, as Administrative Agent (in such capacity, the “Administrative Agent”), and JPMorgan Chase Bank, N.A., London Branch, as Collateral Agent and Calculation Agent.  Unless otherwise specifically defined herein, each capitalized term used herein that is defined in the Margin Loan Agreement has the meaning assigned to such term in the Margin Loan Agreement. This Partial Loan Repayment and Collateral Release Agreement is referred to herein as this “Agreement.”

Borrower has informed Administrative Agent that on June 8, 2016 (the “Distribution Date”) Borrower wishes to effect a release and distribution of Pledged Shares (the “Distribution”) to certain holders of Borrower’s Equity Interests (each, a “Limited Partner”) in consideration for, and upon repayment of, the Loans in the aggregate principal amount as specified herein, plus all accrued and unpaid interest thereon, costs, expenses and fees in connection with such repayment, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees, costs and expenses of Davis Polk & Wardwell LLP and Maples and Calder, in accordance with the Margin Loan Agreement, all as detailed herein.  In connection with the Distribution, Borrower has informed Administrative Agent that it will enter into the Second Amended and Restated Agreement of Limited Partnership of ASAC II LP (the “Amended LPA”) to be dated on or about the date hereof.

In addition, Borrower has informed Administrative Agent that it has entered into a Partial Loan Repayment and Collateral Release Agreement as of even date herewith (the “Other Payoff  Agreement”) in respect of the Other Loan Agreement substantially in the form of this Agreement.

In connection therewith, and for good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Partial Loan Repayment

(a)      The total number of Pledged Shares to be released in connection with the Distribution (the “Total Share Release Amount”) shall be calculated in accordance with Section 5.2(a) of the Amended LPA, and shall be equal to the aggregate number of Non-DVP Shares and DVP Shares, each as set forth in a certificate (the “Borrower Certificate”) to be delivered by Borrower to Administrative Agent after the close of business on the Business Day prior to the Distribution Date, in the form set forth on Exhibit A hereto.  The Borrower Certificate shall also set forth the outstanding principal amount (other than capitalized interest) to be repaid for each Loan (the “Principal Portion”), including the amount of the Principal Portion attributable to each Limited Partner, which shall be calculated in accordance with Section 5.4(a) of the Amended LPA.

(b)      The total amount to be paid in respect of such partial repayment of Loans (the “Total Payoff Amount”) shall consist of the Principal Portion, together with capitalized interest and accrued and unpaid interest thereon to the Distribution Date, and all costs, fees and expenses in connection therewith pursuant to Sections 2.05(b), 2.13 and 8.04 of the Margin Loan Agreement (such portion of the Total Payoff Amount attributable to attorney’s fees, the “Legal Fees” and such portion of the Total Payoff Amount other than the Principal Portion and the Legal Fees, the “Early Termination Portion”), all as set forth in a certificate to be delivered by Calculation Agent to Borrower (the “Bank Certificate”), in the form set forth on Exhibit B hereto by 10:00 p.m. on the Business Day prior to the Distribution Date.

(c)      Subject to Section 5(a), upon receipt of the Total Payoff Amount by Administrative Agent for the benefit of the Lenders on the Distribution Date as set forth herein, each Loan shall be deemed to have been partially repaid on the Distribution Date pursuant to Section 2.08(b) of the Margin Loan Agreement in an aggregate principal amount equal to the Principal Portion for such Loan.

(d)      Payment of the Total Payoff Amount shall occur by:

(i)      (x) payment from Borrower of the Legal Fees and the Early Termination Portion and (y) payment from the Limited Partners listed on Annex A of the Borrower Certificate (each, a “Non-DVP LP”), collectively, on behalf of Borrower, of the Principal Portion attributable to the Non-DVP LPs (the “Non-DVP Portion,” which shall be calculated in accordance with Section 5.4(a) of the Amended LPA and set forth in Annex A of the Borrower Certificate), in each case, to Administrative Agent for the benefit of the Lenders as set forth in Section 2 below (the sum of the Legal Fees, the Early Termination Portion and the Non-DVP Portion is referred to herein as the “Direct Payment Portion” and shall be set forth in the Bank Certificate); and

(ii)      settlement of delivery-versus-payment instructions from each Limited Partner listed on Annex B of the Borrower Certificate (each, a “DVP LP”) to Custodian in respect of the Principal Portion attributable to the DVP LPs (the “DVP Portion,” which shall be calculated in accordance with Section 5.4(a) of the Amended LPA and set forth in Annex B of the Borrower Certificate), to be deposited to the Collateral Account and an aggregate number of Pledged Shares equal to the aggregate number of DVP Shares (as set forth in Annex B of the Borrower Certificate) to be released from the Collateral Account, all as set forth in Section 3 below.

Section 2.	Direct Payment Portion from Borrower and Non-DVP LPs

(a)      Payment of the Direct Payment Portion shall occur by:

(i)      Collateral Agent shall instruct Custodian, no later than 10:30 a.m. (New York City time) on the Distribution Date, to withdraw the Legal Fees from the Collateral Account pursuant to Section 2.09(b) of the Margin Loan Agreement and pay it to Administrative Agent’s counsel.

(ii)      Borrower shall cause the Non-DVP LPs to collectively pay on the Distribution Date, on behalf of Borrower, no later than 10:00 a.m. (New York City time) on the Distribution Date, the Non-DVP Portion to the Collateral Account.

(iii)      Borrower shall cause THL A9 Limited to pay to the Collateral Account on June 6, 2016, on behalf of Borrower, an estimate of the Principal Portion attributable to THL A9 Limited (the “Prefunding Amount”).  Borrower (on its own behalf and on behalf of THL A9 Limited) hereby acknowledges that the Prefunding Amount shall not earn interest.  Borrower, Administrative Agent, Collateral Agent and the Lenders hereby agree that any calculation of the LTV Ratio shall disregard the Prefunding Amount and they shall not exercise remedies against the Prefunding Amount, and the Prefunding Amount shall not constitute Collateral and shall remain the property of THL A9 Limited until applied in accordance with this Agreement.

(iv)      Collateral Agent shall instruct Custodian, promptly after the Cut-Off Time (as defined below), to withdraw the Early Termination Portion (adjusted, as appropriate, for any failure to pay the entire Principal Portion) from the Collateral Account pursuant to Section 2.09(b) of the Margin Loan Agreement and pay it to Administrative Agent, for the benefit of the Lenders, in immediately available funds by wire transfer.

(v)      Only if the entire Non-DVP Portion has been received, Collateral Agent shall instruct Custodian, promptly after the Cut-Off Time (as defined below), to withdraw the Non-DVP Portion from the Collateral Account pursuant to Section 2.09(b) of the Margin Loan Agreement and pay it to Administrative Agent, for the benefit of the Lenders, in immediately available funds by wire transfer.

(b)      Administrative Agent shall confirm by email in the manner set forth in Section 10 below to Borrower and Collateral Agent, of its receipt of the entire Direct Payment Portion before 2:00 p.m. on the Distribution Date (the “Cut-Off Time”).  Following such confirmation, Collateral Agent shall instruct Custodian to release the specified number of Pledged Shares for each Non-DVP LP from the Collateral Account (the “Non-DVP Shares”), free and clear of Liens pursuant to the Facility Documents and deliver such Pledged Shares to such Non-DVP LP by deposit to such Non-DVP LP’s securities account at the specified custodian (the “Non-DVP LP Account”), each as set forth opposite such Non-DVP LP in Annex A of the Borrower Certificate.

(c)      It is understood and agreed that, notwithstanding anything to the contrary herein or in the Facility Documents, payments of the Direct Payment Portion will be accepted by the Custodian and Administrative Agent on behalf of Borrower for the benefit of the Lenders as if made directly by Borrower, and deliveries of Non-DVP Shares to the Non-DVP LPs will be made by Custodian on behalf of Borrower, as if delivered directly to Borrower, and none of any Lender, Administrative Agent, Collateral Agent, Calculation Agent, Custodian or any other person (other than Borrower) shall have any responsibility, obligation or liability (whether express or implied) to any Non-DVP LP in accepting such payments or making such deliveries or otherwise.

Section 3.	DVP from DVP LPs

(a)      Borrower shall cause each DVP LP to initiate, on behalf of Borrower, no later than the Cut-Off Time, a delivery-versus-payment settlement instruction at DTC to Custodian in respect of a specified cash amount to be deposited to the Collateral Account and a specified number of Pledged Shares (the “DVP Shares”) to be delivered by deposit to such DVP LP’s securities account at the specified custodian (the “DVP LP Account”), each as set forth opposite such DVP LP in Annex B of the Borrower Certificate.  Collateral Agent shall instruct Custodian to accept such instructions.

(b)      Collateral Agent shall instruct Custodian, promptly following the Cut-Off Time and following settlement of all such delivery-versus-payment instructions and deposit to the Collateral Account of the entire DVP Portion, to withdraw the DVP Portion from the Collateral Account in accordance with Section 2.09(b)(iv) of the Margin Loan Agreement and pay it to Administrative Agent, for the benefit of the Lenders, in immediately available funds by wire transfer; provided that if the entire DVP Portion has not been deposited to the Collateral Account prior to the Cut-Off Time, then Collateral Agent shall instruct Custodian to withdraw such portion as have been received, and the calculation of the Early Termination Portion shall be adjusted accordingly.

(c)      It is understood and agreed that, notwithstanding anything to the contrary herein or in the Facility Documents, payment of the DVP Portion will be accepted by the Custodian and Administrative Agent on behalf of Borrower for the benefit of the Lenders as if made directly by Borrower, and delivery of the DVP Shares to the DVP LPs will be made by Custodian on behalf of Borrower, as if delivered directly to Borrower, and none of any Lender, Administrative Agent, Collateral Agent, Calculation Agent, Custodian or any other person (other than Borrower) shall have any responsibility, obligation or liability (whether express or implied) to any DVP LP in accepting such payment or making such delivery or otherwise.

Section 4.	Custodian

(a)      Borrower shall not give any contrary instruction or direction to Custodian in respect of the delivery of Non-DVP Shares other than as set forth in Annex A of the Borrower Certificate.

(b)      Borrower shall not give any contrary instruction or direction to Custodian in respect of the delivery of DVP Shares other than as set forth in Annex B of the Borrower Certificate.

Section 5.	Payment or Settlement Failure; True-Ups

(a)      If, for any reason, Administrative Agent receives less than the Total Payoff Amount on the Distribution Date, then the Principal Portion as to which such shortfall relates (determined by Administrative Agent) shall remain outstanding and shall continue to accrue interest at the Applicable Floating Rate.

(b)      If the entire Direct Payment Portion has been received but any delivery of Pledged Shares to a Non-DVP LP has not been made on the Distribution Date and remains in the Collateral Account, then the Collateral Agent shall complete such delivery as soon as practicable on the following Business Day.

(c)      Notwithstanding anything to the contrary herein, if Administrative Agent determines at any time on the Distribution Date, or at a time when Pledged Shares are to be released hereunder, that the LTV Ratio (determined for this purpose as if the reference to “Closing Price as of such date” in the definition of Eligible Equity Value were replaced with “last reported sale price on the Applicable Exchange at such time”) exceeds 50% (an “Intraday LTV Breach”), then (i) no Pledged Shares shall be released from the Collateral Account, and no further payments of the Total Payoff Amount shall be made, (ii) Collateral Agent shall instruct Custodian not to release any Non-DVP Shares, (iii) Collateral Agent shall instruct Custodian not to release any DVP Shares and to issue “DK instructions” to all open delivery-versus-payment settlement instructions initiated with the Custodian and (iv) any cash paid to the Collateral Account  in respect of the Non-DVP Portion before or after such instruction shall be refunded to the Non-DVP LPs in accordance with clause (d) below.

(d)      If Administrative Agent does not confirm receipt of the entire Direct Payment Portion at the Cut-Off Time, including as a result of an Intraday LTV Breach, then Collateral Agent shall instruct Custodian to pay (and Collateral Agent shall use reasonable efforts to cause such amounts to be paid) on the Business Day following the Distribution Date any cash paid to the Collateral Account  in respect of the Non-DVP Portion to the applicable Non-DVP LPs, and Collateral Agent, on behalf of the Lenders, shall relinquish any security interest in respect of any such cash.

(e)      If Administrative Agent does not confirm receipt of the entire Total Payoff Amount at the Cut-Off Time, including as a result of an Intraday LTV Breach, Collateral Agent shall instruct Custodian to promptly withdraw an amount from the Collateral Account in respect of swap breakage costs (as determined by Administrative Agent) and pay such amount to Administrative Agent, for the benefit of the Lenders, in immediately available funds by wire transfer.

(f)      Borrower shall provide Administrative Agent, before 4:20 p.m. on the Business Day prior to the Distribution Date, in the manner set forth in Section 10 below, with an estimate of the aggregate Principal Portion to be repaid on the Distribution Date.  If such estimate differs from the aggregate Principal Portion set forth on the Borrower Certificate, then on the Distribution Date (x) Collateral Agent shall instruct Custodian to withdraw an amount from the Collateral Account in respect of any swap breakage costs with respect to the difference in Principal Portion (as determined by Administrative Agent) and pay such amount to Administrative Agent, for the benefit of the Lenders, in immediately available funds by wire transfer or (y) if Administrative Agent owes value to Borrower, then Administrative Agent shall adjust the Early Termination Portion as appropriate.

Section 6.	Release and Indemnity

(a)      Borrower and each Limited Partner (by Borrower on their behalf) expressly acknowledge the operational risk inherent in their request to effect separate share deliveries to each of the Limited Partners.  Borrower, both on its behalf and on behalf of each Limited Partner, hereby agrees to discharge and release from liability and not to make any claim against any Lender, any Agent or Custodian for any action taken or not taken by them in connection with the transactions contemplated herein (including, without limitation, due to any error in the calculations provided by Borrower in the Borrower Certificate) other than as a result of bad faith, gross negligence or intentional misconduct.

(b)      Borrower agrees, on its behalf and on behalf of each Limited Partner, to indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee (which, in the case of counsel, shall be limited to the reasonable and documented fees, disbursements and other charges of (i) one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent, (ii) one additional primary counsel, and one additional counsel in each applicable jurisdiction, for all other Indemnitees (taken as a whole) and (iii)

solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees (taken as a whole)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower, any Limited Partner or any Related Party of Borrower or any Limited Partner arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement and the performance by the parties hereto of their respective obligations hereunder or (B) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, any Limited Partner or any other Related Party of Borrower or any Limited Partner, and regardless of whether any Indemnitee is a party thereto; provided that Borrower and the Limited Partners shall not be required to indemnify or hold harmless any Indemnitee for any losses, claims, damages, liabilities and related expenses resulting from such Indemnitee’s bad faith, gross negligence or intentional misconduct.

Section 7.	Representations and Warranties

(a)      Borrower represents and warrants, as of the date hereof and the Distribution Date, that:

(i)      with the exception of the representations and warranties expressly made by reference to an earlier date by Borrower in or pursuant to the Facility Documents, each of the representations and warranties made by Borrower in or pursuant to the Facility Documents is true and correct in all material respects after giving effect hereto as if made on and as of each such date;

(ii)      no event that would require mandatory prepayment pursuant to Sections 2.08(c) or 2.08(d) of the Margin Loan Agreement has occurred and is continuing after giving effect hereto;

(iii)      no Potential Adjustment Event has occurred on or after the Closing Date for which the Adjustment Event Effective Time, if any, has not occurred;

(iv)      no Default, Event of Default or LTV Breach has occurred and is continuing after giving effect hereto;

(v)      the execution, delivery and performance of this Agreement is within Borrower’s powers, has been duly authorized by all necessary action, and constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(vi)      the execution, delivery and performance of this Agreement (1) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (2) will not violate any Law applicable to Borrower, (3) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or its assets, or give rise to a right thereunder to require any payment to be made by Borrower, and (4) will not result in the creation or imposition of any Lien on any asset of Borrower, except Liens created pursuant to the Facility Documents;

(vii)      no broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by this Agreement, except as payable to the Agents, the Lenders and their respective Affiliates;

(viii)      Borrower has the power to act on behalf of the Limited Partners; and

(ix)      upon delivery of the Borrower Certificate, the amounts set forth in the Borrower Certificate and the annexes attached thereto are correctly calculated in accordance with the Amended LPA.

Section 8.	Conditions Precedent

This Agreement shall become effective as of the Distribution Date so long as each of the following conditions shall have been satisfied on or prior to such date:

(a)      Administrative Agent shall have received each of the following documents, duly executed, each dated on or prior to the Distribution Date, in each case, in form and substance reasonably satisfactory to Administrative Agent (except that the Borrower Certificate shall be satisfactory to Administrative Agent in its sole discretion):

(i)      duly executed counterparts of this Agreement;

(ii)      (1) an email from Borrower estimating the aggregate Principal Portion to be paid on the Distribution Date by no later than 4:20 p.m. on the Business Day prior to the Distribution Date and (2) duly executed Borrower Certificate received and approved by Administrative Agent no later than 8:30 p.m. on the Business Day prior to the Distribution Date;

(iii)      duly executed counterparts of the Other Payoff Agreement and the “Borrower Certificate” delivered pursuant to the Other Payoff Agreement;

(iv)      a certificate of General Partner certifying the names and true signatures of the Responsible Officers of General Partner authorized to sign this Agreement;

(v)      a certificate evidencing the good standing (or equivalent) of each of Borrower and General Partner in its jurisdiction of formation and/or incorporation and each other jurisdiction where it is qualified to do business dated a date not earlier than (x) ten (10) Business Days prior to the Distribution Date (with a bring down on the Business Day prior to the Distribution Date), in the case of the General Partner or (y) two (2) Business Days prior to the Distribution Date, in the case of Borrower;

(vi)      (x) the most recent account statements of Borrower with respect to each asset then owned by Borrower, (y) a list of all Debt, liabilities and/or commitments of Borrower, and the Available Cash Amount for Borrower and General Partner, and (z) a description of the material terms of each item on such list (including the amount of any liability thereunder, whether contingent, direct or otherwise, the due date for each such liability, the total unfunded commitment, if any, and the rate of interest, if any, applicable thereto), to the extent any such account statements, list and description have been prepared in accordance with Section 5.01(b)(ii) of the Margin Loan Agreement, and a certificate of a Responsible Officer of General Partner, dated as of the Distribution Date, certifying that the aforementioned account statements, list and description, if any, are true, correct and complete; and

(vii)      evidence of Borrower’s entry into the Amended LPA (which shall include provisions permitting Borrower to act on behalf of the Limited Partners as described herein);

(b)      the LTV Ratio after the close of business on the Business Day prior to the Distribution Date shall be no greater than 50%, and no LTV Breach shall have occurred that has not been cured by a Margin Call Satisfaction;

(c)      the representations and warranties set forth in Section 7 above shall be true and correct in all material respects (unless, in each case, such representation or warranty is qualified as to materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the Distribution Date after giving effect hereto;

(d)      no event that would require mandatory prepayment pursuant to Sections 2.08(c) or 2.08(d) of the Margin Loan Agreement shall have occurred on or prior to the Distribution Date;

(e)      no Potential Adjustment Event shall have occurred on or after the Closing Date for which the Adjustment Event Effective Time, if any, shall not have occurred on or prior to the date hereof;

(f)      there shall not have been any Law applicable to the transactions contemplated herein, or the financing thereof, promulgated, enacted, entered or enforced by any Governmental Authority, nor shall there be pending any action or proceeding by or before any Governmental Authority involving a substantial likelihood of an order, that would prohibit, restrict, delay or otherwise materially affect the execution, delivery and performance of any of the Facility Documents;

(g)      no event shall have occurred, or would result from the entry into and performance of the Transaction Documents (including this Agreement) or the transactions contemplated by this Agreement, that would constitute a Default or an Event of Default after giving effect to this Agreement;

(h)      Administrative Agent shall have received such other assurances, certificates, approvals and documents relating to this Agreement and the transactions contemplated hereby as it shall have requested;

(i)      the Lenders and Custodian shall have each completed “know your customer” approvals on each Limited Partner;

(j)      there shall have been no action, suit, investigation or proceeding pending or, to the knowledge of Borrower, threatened in any court or before any arbitrator or Governmental Authority against Borrower, General Partner or any Parent that could reasonably be expected to have a Material Adverse Effect;

(k)      THL A9 Limited shall have paid the Prefunding Amount as set forth in Section 2(a)(iii); and

(l)      each of the conditions to effectiveness set forth in Section 8 of the Other Payoff Agreement shall be satisfied or waived either prior to or substantially concurrently with the satisfaction or waiver of the conditions to effectiveness set forth in Section 8 of this Agreement.

The receipt by Administrative Agent of the documents required under Section 8(a) above shall be deemed to be a representation and warranty by Borrower that each of the conditions set forth in this Section 8 have been satisfied on and as of the Distribution Date.

Section 9.	Limited Consents and Amendments

(a)      Pursuant to Section 2.09(b) of the Margin Loan Agreement, Administrative Agent hereby expressly consents to releases of Collateral in connection with this Agreement and only to the extent set forth herein.  Additionally, Section 2.09(b) of the Margin Loan Agreement shall be amended to (1) replace the “or” before clause (vi) with a “,” and (2) insert following the comma “or (vii) in connection with the satisfaction in full of the Obligations.”

(b)      Pursuant to Section 5.01(j)(xiv) of the Margin Loan Agreement, Administrative Agent hereby expressly consents to the entry by Borrower into the Amended LPA in substantially the form delivered to the Lenders on or prior to the date hereof.

(c)      Pursuant to Section 5.02(f) of the Margin Loan Agreement, the Required Lenders hereby expressly consent to the entry by Borrower into the Amended LPA in substantially the form delivered to the Lenders on or prior to the date hereof.

(d)      Pursuant to Sections 5.02(g) and 5.02(p) of the Margin Loan Agreement, the Required Lenders hereby expressly consent to the distributions to the Limited Partners in connection with this Agreement and only to the extent set forth herein.

(e)      Pursuant to Sections 5.02(r) and 5.02(s) of the Margin Loan Agreement, the Administrative Agent and the Required Lenders hereby expressly consent to the entry into this Agreement and the Other Payoff Agreement.

Section 10.	Notice

(a)      Notice to Administrative Agent:

sefp_ny@jpmorgan.com

With a copy to: jason.shrednick@jpmorgan.com

(b)      Notice to Borrower:

Joe Tuite: jft@cecmgroup.com

Linda Whang:  uspefa_asac@ntrs.com

(c)      Notice to Collateral Agent:

sefp_ny@jpmorgan.com

With a copy to: jason.shrednick@jpmorgan.com

Section 11.	Miscellaneous

(a)      Notwithstanding the terms of this Agreement to the contrary, if the Administrative Agent determines after the Distribution Date that an amount that was due and payable under the Facility Documents was mistakenly excluded from the Total Payoff Amount, Borrower agrees to promptly pay or cause to be paid such excluded amount after the Administrative Agent provides evidence to Borrower that such excluded amount is due and payable.  Notwithstanding anything herein to the contrary, if at any time all or any part of the Total Payoff Amount is or must be rescinded or returned by the Administrative Agent for any reason whatsoever (including the insolvency, bankruptcy, reorganization or similar proceeding involving Borrower), the Obligations, to the extent that such payment is or must be rescinded or returned, shall be deemed to have continued in existence, notwithstanding such application by the Administrative Agent, and the Margin Loan Agreement and the other Facility Documents shall continue to be effective or be reinstated, as the case may be, as to such Obligations, all as though such application by the Administrative Agent had not been made. The provisions of this paragraph shall remain in full force and effect regardless of any termination of the obligations owing under the Facility Documents.

(b)      Section 8.07 of the Margin Loan Agreement shall apply to this Agreement mutatis mutandis.

(c)      This Agreement may be executed in any number of counterparts, and telecopied signatures (or signatures delivered via electronic mail or “pdf”) shall be enforceable as originals.  Your signature below shall evidence your agreement with the foregoing.

(d)      This Agreement shall constitute a Facility Document for all purposes of the Margin Loan Agreement and the other Facility Documents.

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BORROWER: ASAC II LP, as Borrower

By:	ASAC II LLC, as its general partner

By:	/s/ Robert A. Kotick
	Name:	Robert A. Kotick
	Title:	Manager

By:	/s/ Brian G. Kelly
	Name:	Brian G. Kelly
	Title:	Manager

LENDER: JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as Lender

By:	/s/ John Neubauer
	Name:	John Neubauer
	Title:	Managing Director

AGENTS: JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as Administrative Agent

By:	/s/ John Neubauer
	Name:	John Neubauer
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as Collateral Agent and Calculation Agent

By:	/s/ John Neubauer
	Name:	John Neubauer
	Title:	Managing Director